UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12

Annaly Capital Management, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No. :

	(3)	Filing Party:

	(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF ANNALY STOCKHOLDERS

To be Held May 24, 2007

To the Stockholders of Annaly Capital Management, Inc.:

          We will hold the annual meeting of the stockholders of Annaly on May 24, 2007, at 9:00 a.m., New York time, at the New York Marriott Marquis, 1535 Broadway, New York, New York 10036, Soho Complex on the 7th Floor to consider and vote on the following proposals:

  election of two directors for a term of three years each;
  ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year; and
  any other matters as may properly come before our annual meeting or any adjournment or postponement thereof.

          We will transact no other business at the annual meeting, except for business properly brought before the annual meeting or any adjournment or postponement of it by our board of directors.

          Only our common stockholders of record at the close of business on March 27, 2007, the record date for the annual meeting, may vote at the annual meeting and any adjournments or postponements of it. A complete list of our common stockholders of record entitled to vote at the annual meeting will be available for inspection during the 10 business days before the annual meeting at our executive offices for inspection by our stockholders during ordinary business hours for proper purposes.

          Your vote is very important. Please sign, date and return the enclosed proxy card as soon as possible to make sure that your shares are represented at the annual meeting. You also may cast your vote in person at the annual meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct them on how to vote your shares.

          ANNUAL MEETING ADMISSION: If you attend the annual meeting in person, you will need to present your admission ticket, or an account statement showing your ownership of our common stock as of the record date, and valid government-issued photo identification. The indicated portion of your proxy card or voter instruction card will serve as your admission ticket.

          Our board of directors recommends that you vote “FOR” the election of each of the nominees as directors and “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year.

By Order of the Board of Directors,

R. Nicholas Singh
Secretary

April 9, 2007
New York, New York

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MEETING	2
OUR ANNUAL MEETING	5
Date, Time and Place of the Annual Meeting	5
Purpose of the Annual Meeting	5
Stockholder Record Date	5
Voting Rights	5
Quorum; Effect of Abstention and Broker “Non-Votes”	5
Votes Required To Approve the Proposals	6
Voting of Proxies	6
Revocability of Proxies	6
Solicitation of Proxies	7
Postponement or Adjournment of Meeting	7
Annual Meeting Admission Procedures	7
Voting	8
PROPOSAL I ELECTION OF DIRECTORS	8
Directors	9
Class I Directors	9
Class II Directors	9
Class III Directors	10
CORPORATE GOVERNANCE, DIRECTOR INDEPENDENCE, BOARD MEETINGS
AND COMMITTEES	11
Corporate Governance	11
Independence of Our Directors	11
Board Committees and Charters	12
MANAGEMENT	15
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT OF ANNALY	17
EXECUTIVE COMPENSATION	19
COMPENSATION OF DIRECTORS	31
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	32
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	33
EQUITY COMPENSATION PLAN INFORMATION	33
REPORT OF THE AUDIT COMMITTEE	34
PROPOSAL II RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM	36
Relationship with Independent Registered Public Accounting Firm	36
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	37
ACCESS TO FORM 10-K	37
STOCKHOLDER PROPOSALS	37
OTHER MATTERS	38
WHERE YOU CAN FIND MORE INFORMATION	38

i

ANNALY CAPITAL MANAGEMENT, INC.
1211 AVENUE OF THE AMERICAS, SUITE 2902
NEW YORK, NEW YORK 10036
______________________

2007 ANNUAL MEETING OF STOCKHOLDERS
______________________

PROXY STATEMENT

          Annaly Capital Management, Inc. (“we”, “our” or “us”) is furnishing this proxy statement in connection with our solicitation of proxies to be voted at our 2007 annual meeting of stockholders. We will hold the annual meeting at the New York Marriott Marquis, 1535 Broadway, New York, New York 10036, Soho complex on the 7th Floor, on Thursday May 24, 2007 at 9:00 a.m. New York time, and any postponements or adjournments thereof. We are sending this proxy statement and the enclosed proxy to our stockholders commencing on or about April 14, 2007. Our principal executive offices are located at 1211 Avenue of the Americas, Suite 2902, New York, New York 10036.

QUESTIONS AND ANSWERS ABOUT THE MEETING

Q:	What am I voting on?

A:	(1) Re-election of two directors, Kevin P. Brady and E. Wayne Nordberg, for terms of three years; and

(2) Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2007.

Q:	How does the board of directors recommend that I vote on these proposals?

A:	Our board of directors recommends you vote “FOR” the election of each of the nominees as directors and “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year.

Q:	Who is entitled to vote at the meeting?

A:	Only common stockholders of record as of the close of business on March 27, 2007, the record date, are entitled to vote at the meeting.

Q:	What stockholder approvals are required to approve the proposals?

A:	Directors will be elected by a plurality of the votes cast by the holders of the shares of common stock voting in person or by proxy at the annual meeting, and ratification of the appointment of our independent registered public accounting firm will require the affirmative vote of the holders of a majority of the votes cast at the annual meeting.

Q:	What do I do if I want to change my vote?

A:	Send a later-dated, signed proxy card to our Secretary prior to the date of the annual meeting or attend the annual meeting in person and vote. You also may revoke your proxy by sending a notice of revocation to our Secretary at our address which is provided above.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares?

A:	If you do not provide your broker with instructions on how to vote your street name shares, your broker will be able to vote them on the election of directors and the ratification of the appointment of our independent registered public accounting firm. You should, therefore, be sure to provide your broker with instructions on how to vote your shares. Stockholders are urged to use telephone or Internet voting if their broker has provided them with the opportunity to do so. See your voting instruction form for instructions. If your broker holds your shares and you attend the annual meeting, please bring a letter from your broker identifying you as the beneficial owner of the shares and acknowledging that you will vote your shares.

Q:	Who can help answer my questions?

A:	If you have any questions or need assistance voting your shares or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact:

Annaly Capital Management, Inc.
1211 Avenue of the Americas
Suite 2902
New York, NY 10036
Phone: (212) 696-0100
Facsimile: (212) 696-9809
Email: investor@annaly.com
Attention: Investor Relations

Q:	How will voting on any other business be conducted?

A:	Other than the two proposals described in this proxy statement, we know of no other business to be considered at the annual meeting. If any other matters are properly presented at the meeting, your signed proxy card authorizes Michael A.J. Farrell, our Chairman of the Board, Chief Executive Officer, and President, and R. Nicholas Singh, our Secretary, to vote on those matters according to their best judgment.

Q:	Who will count the vote?

A:	Representatives of Mellon Investor Services LLC, the independent Inspector of Elections, will count the votes.

Q:	What does it mean if I receive more than one proxy card?

A:	It probably means your shares are registered differently and are in more than one account. Sign and return all proxy cards to ensure that all your shares are voted.

Q:	How many shares can vote?

A:	As of the record date, 262,871,391 shares of common stock were issued and outstanding. Holders of our common stock are entitled to one vote per share for each matter before the meeting.

Q:	Who can attend the annual meeting?

A:	All stockholders of record as of March 27, 2007 can attend the annual meeting, although seating is limited. If your shares are held through a broker and you would like to attend, please either (1) write us at Investor Relations, Annaly Capital Management, Inc., 1211 Avenue of the Americas, Suite 2902, New York, New York 10036 or email us at investor@annaly.com, or (2) bring to the meeting a copy of your brokerage account statement or an omnibus proxy (which you can get from your broker). In addition, you must bring valid, government-issued photo identification, such as a driver’s license or a passport. If you plan to attend, please check the box on your proxy card and return it as directed on the proxy card.

Security measures will be in place at the meeting to help ensure the safety of attendees. Metal detectors similar to those used in airports will be located at the entrance to the auditorium and briefcases, handbags and packages will be inspected. No cameras or recording devices of any kind, or signs, placards, banners or similar materials, may be brought into the meeting. Anyone who refuses to comply with these requirements will not be admitted.

Q:	When are stockholder proposals due for the 2008 annual meeting?

A:	If you are submitting a proposal to be included in next year’s proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, we must receive the proposal no later than December 14, 2007. In addition, if a shareholder proposal is not received by us on or before February 28, 2008, it will not be considered or voted on at the Annual Meeting.

Q:	How will we solicit proxies for the annual meeting?

A:	We are soliciting proxies by mailing this proxy statement and proxy card to our stockholders. In addition to solicitation by mail, some of our directors, officers and regular employees may, without extra pay, make additional solicitations by telephone or in person. We will pay the solicitation costs, and will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to beneficial owners.

OUR ANNUAL MEETING

          We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by our board of directors for use at our annual meeting.

Date, Time and Place of the Annual Meeting

          We will hold our annual meeting on Thursday, May 24, 2007, at 9:00 a.m., local time, at the New York Marriott Marquis, 1535 Broadway, New York, New York 10036.

Purpose of the Annual Meeting

          At the annual meeting, we are asking holders of record of our common stock to consider and vote on the following proposals:

  election of two directors for a term of three years each;
  ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year; and
  any matters as may properly come before our annual meeting or any adjournment or postponement thereof.

Stockholder Record Date

          Only holders of record of our common stock at the close of business on March 27, 2007, the record date, are entitled to notice of and to vote at the annual meeting. On the record date, approximately 262,871,391 shares of our common stock were issued and outstanding and held by approximately 1,728 holders of record.

Voting Rights

          Our stockholders are entitled to one vote per share of common stock held as of the record date for the annual meeting.

Quorum; Effect of Abstention and Broker “Non-Votes”

          A quorum will be present at the annual meeting if a majority of the votes entitled to be cast are present, in person or by proxy. Since there were 262,871,391 eligible votes as of the record date, we will need at least 131,435,696 votes present in person or by proxy at the annual meeting for a quorum to exist. If a quorum is not present at the annual meeting, we expect that the annual meeting will be adjourned to solicit additional proxies. Holders of record of our common stock on the record date are entitled to one vote per share.

          Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. An abstention is the voluntary act of not voting by a stockholder who is present at a meeting and entitled to vote. An abstention will not count “for”

or “against” the election of directors or the ratification of Deloitte & Touche LLP as our independent registered public accounting firm.

          A broker “non-vote” occurs when a broker nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary power for that particular item and has not received instructions from the beneficial owner. Under New York Stock Exchange rules, brokers that hold shares of our common stock in street name for customers that are the beneficial owners of those shares may not give a proxy to vote those shares on certain matters without specific instructions from those customers. Broker “non-votes” will be treated as present and entitled to vote for purposes of determining the presence of a quorum. If a stockholder owns shares through a broker and attends the annual meeting, the stockholder should bring a letter from that stockholder’s broker identifying that stockholder as the beneficial owner of the shares and acknowledging that you will vote your shares.

          Broker non-votes will not count “for” or “against” the election of directors and the ratification of Deloitte & Touche LLP as our independent registered public accounting firm.

Votes Required To Approve the Proposals

          Directors will be elected by a plurality of the votes cast by the holders of the shares of common stock voting in person or by proxy at the annual meeting. Ratification of the appointment of our independent registered public accounting firm will require the affirmative vote of the holders of a majority of the votes cast at the annual meeting.

Voting of Proxies

          All shares represented by properly executed proxies received in time for the annual meeting will be voted at the annual meeting in the manner specified by the stockholders giving those proxies. Properly executed proxies that do not contain voting instructions will be voted for the election of directors and for the ratification of Deloitte & Touche LLP as our independent registered public accounting firm.

          The individuals named as proxies by a stockholder may vote for one or more adjournments of the annual meeting, including adjournments to permit further solicitations of proxies.

          We do not expect that any matter other than the proposals described above will be brought before the annual meeting. If, however, other matters are properly presented at the annual meeting, the individuals named as proxies will vote in accordance with the recommendation of our board of directors.

Revocability of Proxies

          Submitting a proxy on the enclosed form will not preclude you from voting in person at the annual meeting. You may revoke a proxy at any time before it is voted by filing with us a duly executed revocation of proxy, by submitting a duly executed proxy to us with a later date or by appearing at the annual meeting and voting in person. You may revoke a proxy by any of these methods, regardless of the method used to deliver your previous proxy. Attendance at the annual meeting without voting will not itself revoke a proxy.

Solicitation of Proxies

          We will pay the expenses incurred in connection with the printing and mailing of this proxy statement. In addition to solicitation by mail, the directors, officers and our employees, who will not be specially compensated, may solicit proxies from our stockholders by telephone, facsimile, telegram or other electronic means or in person. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares held of record by these persons, and we will reimburse them for their reasonable out-of-pocket expenses. We will bear the total cost of soliciting proxies.

          We will mail or send an electronic copy of this proxy statement to each holder of record of our common stock on the record date.

          Stockholders have the option to vote over the internet or by telephone. Please be aware that if you vote over the internet, you may incur costs such as telephone and access charges for which you will be responsible.

          In accordance with a notice sent to eligible stockholders who share a single address, we are sending only one proxy statement to that address unless we received instructions to the contrary from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a stockholder of record residing at such an address wishes to receive a separate annual report or proxy statement, he or she may request it orally or in writing by contacting us at Annaly Capital Management, Inc., 1211 Avenue of the Americas, Suite 2902, New York, New York 10036, Attention: Investor Relations, by emailing us at investor@annaly.com, or by calling us at 212-696-0100, and we will promptly deliver to the stockholder the requested annual report or proxy statement. If a stockholder of record residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she may contact us in the same manner. If you are an eligible stockholder of record receiving multiple copies of our annual report and proxy statement, you can request householding by contacting us in the same manner. If you own your shares through a bank, broker or other nominee, you can request householding by contacting the nominee.

Postponement or Adjournment of Meeting

          If a quorum is not present or represented, our bylaws permit a majority of stockholders entitled to vote at the annual meeting, present in person or represented by proxy, to postpone or adjourn the meeting, without notice other than an announcement.

Annual Meeting Admission Procedures

          You should be prepared to present valid government-issued photo identification for admittance at the annual meeting. In addition, if you are a record holder of common stock, your name is subject to verification against the list of our record holders on the record date prior to being admitted to the annual meeting. If you are not a record holder but hold shares in street name, that is, with a broker, dealer, bank or other financial institution that serves as your nominee, you should be prepared to provide proof of beneficial ownership on the record date, or similar evidence of ownership. If you do not provide valid government-issued photo identification or comply with the other procedures outlined above upon request, you will not be admitted to the annual meeting.

Voting

          You will only be entitled to vote at the meeting if you were a holder of record of our common stock at the close of business on the record date, March 27, 2007. There were 262,871,391 shares of common stock outstanding on the record date, and each stockholder will be entitled to one vote at the meeting for each share registered in the stockholder’s name on the record date. Holders of common stock are not entitled to cumulate their votes on any matter to be considered at the meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the total number of shares of common stock outstanding on the record date constitutes a quorum for the transaction of business at the meeting.

          All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the annual meeting in accordance with the directions given. Regarding the election of directors to serve until the 2010 annual meeting of stockholders, in voting by proxy, you may vote in favor of all the nominees, withhold your vote as to all the nominees or withhold your vote as to specific nominees. With respect to the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year, you may vote in favor of the proposal or against the proposal, or you may abstain from voting. You should specify your choices on the enclosed form of proxy.

          If you do not provide specific instructions on all the matters to be acted upon, the shares represented by a signed proxy will be voted “FOR” the election of all nominees and “FOR” the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year.

          Directors will be elected by a plurality of the votes cast by the holders of the shares of common stock voting in person or by proxy at the annual meeting. Ratification of the appointment of our independent registered public accounting firm will require the affirmative vote of the holders of a majority of the votes cast.

PROPOSAL I
ELECTION OF DIRECTORS

          At the annual meeting, the stockholders will vote to elect two class II directors, whose terms will expire at our annual meeting of stockholders in 2010, subject to the election and qualification of their successors or to their earlier death, resignation or removal.

          The persons named in the enclosed proxy will vote to elect Kevin P. Brady and E. Wayne Nordberg as class II directors, unless you withhold the authority of these persons to vote for the election of any or all of the nominees by marking the proxy to that effect.

          OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR KEVIN P. BRADY AND E. WAYNE NORDBERG AS DIRECTORS TO HOLD OFFICE UNTIL OUR ANNUAL MEETING OF STOCKHOLDERS IN 2010 AND UNTIL THEIR RESPECTIVE SUCCESSORS ARE DULY ELECTED AND QUALIFIED. THE PERSONS NAMED IN THE ENCLOSED PROXY WILL VOTE YOUR PROXY IN FAVOR OF THESE NOMINEES UNLESS YOU SPECIFY A CONTRARY CHOICE IN YOUR PROXY.

Directors

          We have three classes of directors. Our class I directors will serve until our annual meeting of stockholders in 2009, our class II directors to be elected at this year’s meeting will serve until our annual meeting of stockholders in 2010; and our class III directors will serve until our annual meeting of stockholders in 2008. Set forth below are the names and certain information on each of our directors.

Class I Directors

          Wellington J. Denahan-Norris, age 43, was elected on December 5, 1996 to serve as Vice Chairman of the Board and a director. She has responsibility for managing our portfolio. Ms. Denahan-Norris was appointed our Chief Operating Officer in January 2006. She was a founder of Fixed Income Discount Advisory Company, a Delaware corporation and our wholly-owned subsidiary, or FIDAC, and is its Chief Operating Officer. She has been FIDAC’s Senior Vice President from March 1995 to the present, Treasurer since July 1994 and Chief Investment Officer since February 1997. From July 1994 through March 1995 she was a Vice President of FIDAC. Ms. Denahan-Norris has been the portfolio manager for the U.S. Dollar Floating Rate Fund since its inception in August 1994. Prior to joining FIDAC, from March 1992 to July 1994, Ms. Denahan-Norris had been Vice President responsible for asset selection and financing at Citadel Funding Corporation. Prior to joining Citadel she had been a trader on the mortgage-backed securities desk at Schroder Wertheim and Co., Inc. She has attended the New York Institute of Finance for intense mortgage-backed securities studies.

          Donnell A. Segalas, age 49, was elected on January 28, 1997 to serve as a director. Mr. Segalas’ primary responsibilities involve business development for Pinnacle Asset Management, L.P. Mr. Segalas sits on Pinnacle’s Investment Committee. Prior to joining Pinnacle, Mr. Segalas was Executive Vice President and Chief Marketing Officer for Alternatives at Phoenix Investment Partners from 2001 to 2003, an asset management firm with more than US$60 billion in assets under management. From 2000 to 2001, Mr. Segalas ran the Venture Capital Group at The Far Hills Group LLC. In 1997, Mr. Segalas co-founded Maplewood Partners, L.P., a leveraged buyout firm and remained an active partner until 2000. Mr. Segalas is currently a Trustee for The Morristown Beard School. Mr. Segalas received a B.A. from Denison University in 1979.

Class II Directors

          Kevin P. Brady, age 51, was elected on January 28, 1997 to serve as a director. Mr. Brady is the founder and CEO of TaxStream, a software and consulting firm that specializes in financial accounting and Sarbanes-Oxley controls. Mr. Brady founded TaxStream in December 1993. From July 1986 through November 1993, Mr. Brady worked for PricewaterhouseCoopers in New York City where he concentrated on financial reporting and international tax planning for multinational corporations and held a number of senior management positions. Prior to joining PricewaterhouseCoopers, Mr. Brady worked at Merck & Co. as an accountant and internal auditor.

          E. Wayne Nordberg, age 68, was elected on May 27, 2004 to serve as a director. Since June 2002, Mr. Nordberg has been a senior director at Ingalls & Snyder LLC and since 1999, manager of the Lafayette College Endowment Fund. From October 1998 to May 2002, Mr. Nordberg was Vice Chairman of KBW Asset Management, Inc. Prior to joining KBW Asset Management, Inc., Mr. Nordberg served in various capacities with Lord, Abbett & Co., from 1988 to 1998 where in 1989 he was named Partner-Equity Investments and a director of the Lord Abbett family of mutual funds. Mr. Nordberg sits on the board of directors of PetroQuest Energy, Inc. and serves on the compensation committee of the board of directors of PetroQuest Energy, Inc. Mr. Nordberg graduated from Lafayette College, where after 12 years as a trustee and member of the Executive Committee, is now a Trustee Emeritus.

Class III Directors

          Michael A. J. Farrell, age 55, was elected on December 5, 1996 to serve as Chairman of the Board and Chief Executive Officer. Mr. Farrell was appointed our President effective January 1, 2002. He was a founder of FIDAC and, since November 1994, he has been its President and Chief Executive Officer. He is a member of the board of directors of the U.S. Dollar Floating Rate Fund. Prior to founding FIDAC, from February 1992 to July 1994, Mr. Farrell served as President of Citadel Funding Corporation. From April 1990 to January 1992, Mr. Farrell was a managing director for Schroder Wertheim & Co. Inc. in the fixed income department. In addition to being the former Chairman of the Primary Dealers Operations Committee of the Public Securities Association (from 1981 through 1985) and its mortgage-backed securities division, he is a former member of the Executive Committee of its Primary Dealers Division. Prior to his employment with Schroder Wertheim, Mr. Farrell had been President of L.F. Rothschild Mortgage Capital, Inc., Vice President of Trading at Morgan Stanley and Co., Inc., and Senior Vice President of Merrill Lynch and Co., Inc. Mr. Farrell began his career at E.F. Hutton and Company in 1971. Mr. Farrell has 32 years of experience in fixed income trading, management and operations.

          Jonathan D. Green, age 60, was elected on January 28, 1997 to serve as a director. Mr. Green is president and Chief Executive Officer of Rockefeller Group International, Inc., a privately held corporation with interests in real estate ownership, management and development, real estate services and telecommunications. He joined The Rockefeller Group in 1980 as assistant vice president and real estate counsel. In 1983 he was appointed vice president, secretary and general counsel and in 1990 was elected chief corporate officer. On July 6, 1995 he was named president and chief executive officer of Rockefeller Group Development Corporation (RGDC) and Rockefeller Center Management Corporation (RCMC), both subsidiaries of The Rockefeller Group. In October 2002, Mr. Green was named President and Chief Executive Officer of Rockefeller Group International, Inc. Mr. Green oversees the activities of the company’s subsidiaries which include Rockefeller Group Development

Corporation, Rockefeller Group Telecommunications Services, Rockefeller Group Business Centers and CommonWealth Partners. Before joining The Rockefeller Group, Mr. Green was affiliated with the New York City law firm of Thacher, Proffitt & Wood. Mr. Green is a member of the Board of Directors of Rockefeller Group International, Inc., and the Realty Advisory Board on Labor Relations, Inc. He also serves on the Mayor’s Midtown Citizens Committee, the Board of Trustees of the Museum for African Art, the Board of Trustees of the Wildlife Conservation Society, the Board of Governors for The Real Estate Board of New York and is a member of the Real Estate Roundtable. Mr. Green graduated from Lafayette College and the New York University School of Law.

          John A. Lambiase, age 67, was elected on January 28, 1997 to serve as a director. Mr. Lambiase was managing director in global operations at Salomon Brothers from 1985 through his retirement in 1991. Mr. Lambiase joined Salomon in 1979 as director of internal audit. Mr. Lambiase has served as Chairman of the Mortgage-Backed Securities Clearance Corporation, a member of the board of directors of Prudential Home Mortgage, a member of the Board of the National Securities Clearance Corporation, and was a founding director and Chairman of the Participation Trust Company. Mr. Lambiase also served on Salomon’s Credit Committee. Prior to joining Salomon, from 1972 through 1979, Mr. Lambiase was President of Loeb Rhodes Wall Street Settlement Corporation with responsibility for securities clearance of over 130 member firms. Prior to Loeb Rhodes, Mr. Lambiase had been the Chief Financial Officer and a General Partner of W.E. Hutton. Mr. Lambiase is a Certified Public Accountant.

CORPORATE GOVERNANCE, DIRECTOR INDEPENDENCE,
BOARD MEETINGS AND COMMITTEES

Corporate Governance

          We believe that we have implemented effective corporate governance policies and observe good corporate governance procedures and practices. We have adopted a number of written policies, including corporate governance guidelines, code of business conduct and ethics, and charters for our audit committee, compensation committee and nominating/corporate governance committee.

Independence of Our Directors

          New York Stock Exchange rules require that at least a majority of our directors be independent of our company and management. The rules also require that our board of directors affirmatively determine that there are no material relationships between a director and us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) before such director can be deemed independent. We have adopted independence standards consistent with New York Stock Exchange rules. Our board of directors has reviewed both direct and indirect transactions and relationships that each of our directors had or maintained with us, our management and employees. As a result of this review, our board of directors, based upon the fact that none of our non-employee directors have any relationships with us other than as directors and holders of our common stock, affirmatively determined that four of our directors are independent directors under New York Stock Exchange rules. Our independent directors are Kevin P. Brady, Jonathan D. Green, Donnell A. Segalas and E. Wayne Nordberg.

Michael A.J. Farrell and Wellington J. Denahan-Norris are not considered independent because they are employees of the company, and John A. Lambiase is not considered independent because we employ his son.

Board Committees and Charters

          Code of Business Conduct and Ethics

          We have adopted a Code of Business Conduct and Ethics, which sets forth the basic principles and guidelines for resolving various legal and ethical questions that may arise in the workplace and in the conduct of our business. This code is applicable to all employees, officers and directors of the company.

          Corporate Governance Guidelines

          We have adopted Corporate Governance Guidelines which, in conjunction with the charters and key practices of our board committees, provide the framework for the governance of our company.

          Other Charters

          Our compensation committee, audit committee and nominating/corporate governance committee have also adopted written charters which govern their conduct.

          Where You Can Find These Documents

          Our Code of Business Conduct and Ethics, Corporate Governance Principles, Compensation Committee Charter, Audit Committee Charter and Nominating/Corporate Governance Committee Charter are available on our website (www.annaly.com). We will provide copies of these documents free of charge to any stockholder who sends a written request to Investor Relations, Annaly Capital Management, Inc., 1211 Avenue of the Americas, Suite 2902, New York, New York 10036.

          Compensation Committee

          We have a standing compensation committee. The members of our compensation committee are Jonathan D. Green and Donnell A. Segalas, each of whom is an independent director within the meaning of the rules of the New York Stock Exchange. The compensation committee administers our Long-Term Stock Incentive Plan, or Incentive Plan, and recommends changes to the Incentive Plan to our board of directors when appropriate. The compensation committee also administers our Executive Performance Plan. The compensation committee also approves compensation for our officers. For additional information on the compensation committee, please see “Compensation Committee Report” below.

          Audit Committee

          We have a standing audit committee. The members of our audit committee are Kevin P. Brady, Jonathan D. Green, and E. Wayne Nordberg. Each member of our audit committee is an independent director within the meaning of the rules of the New York Stock Exchange, and Mr. Brady has been designated as our audit committee’s financial expert. The audit committee recommends to our board of directors the engagement or discharge of independent registered public accountants, reviews the plan and results of the auditing engagement with our Chief Financial Officer and our independent registered public accountants, and reviews with our Chief Financial Officer the scope and nature of our internal auditing system. The activities of the audit committee are described in greater detail below under the caption “Report of the Audit Committee.”

          Nominating/Corporate Governance Committee

          We have a standing nominating/corporate governance committee. The members of our nominating/corporate governance committee are E. Wayne Nordberg, Kevin P. Brady, and Donnell A. Segalas. Each of the members of our nominating/corporate governance committee meets the independence requirements of the New York Stock Exchange. The nominating/corporate governance committee recommends to the board of directors persons to be nominated as directors or to be elected to fill vacancies on the board of directors. The nominating/corporate governance committee will consider nominees recommended by our stockholders. These recommendations should be submitted in writing to our Secretary.

          Our nominating/corporate governance committee currently considers the following factors in making its recommendations to the board of directors: background, skills, expertise, accessibility and availability to serve effectively on the board of directors. Our nominating/corporate governance committee also conducts inquiries into the background and qualifications of potential candidates.

          Our nominating/corporate governance committee uses a variety of methods for identifying and evaluating nominees for director. Our nominating/corporate governance committee regularly assesses the appropriate size of the board of directors, and whether any vacancies on the board of directors are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, our nominating/corporate governance committee considers various potential candidates for director. Candidates may come to the attention of our nominating/corporate governance committee through current members of our board of directors, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of our nominating/corporate governance committee, and may be considered at any point during the year. As described above, our nominating/corporate governance committee considers properly submitted stockholder nominations for candidates for the board of directors. Following verification of the stockholder status of persons proposing candidates, recommendations are aggregated and considered by our nominating/corporate governance committee at a regularly scheduled or special meeting. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials are forwarded to our nominating/corporate governance committee. Our nominating/corporate governance committee also reviews materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder. In evaluating such nominations, our nominating/corporate governance committee seeks to achieve a balance of knowledge, experience and capability on the board of directors.

          Communications with the Board of Directors

          Interested persons may communicate their complaints or concerns by sending written communications to the board of directors, committees of the board of directors and individual directors by mailing those communications to:

Annaly Capital Management, Inc.
[Addressee*]
1211 Avenue of the Americas
Suite 2902
New York, NY 10036
Phone: (212) 696-0100
Facsimile: (212) 696-9809
Email: investor@annaly.com
Attention: Investor Relations

*	Audit Committee of the Board of Directors

*	Compensation Committee of the Board of Directors

*	Nominating/Corporate Governance Committee of the Board of Directors

*	Non-Management Directors

*	Name of individual director

          These communications are sent by us directly to the specified addressee.

          We require each member of the board of directors to attend our annual meeting of stockholders except for absences due to causes beyond the reasonable control of the director. We had seven directors at the time of the 2006 annual meeting of stockholders and all seven attended the meeting.

          Board and Committee Meetings

          During 2006, our board of directors held eight meetings. During 2006, the compensation committee held one meeting, the audit committee held four meetings, and the nominating/corporate governance committee held one meeting. Each director attended at least 75% of the aggregate number of meetings held by our board of directors and 75% of the aggregate number of meetings of each committee on which the director served.

          Meetings of Non-Management Directors

          Our corporate governance guidelines require that the board have at least two regularly scheduled meetings each year for our non-management directors. These meetings, which are designed to promote unfettered discussions among our non-management directors, are presided over by Kevin Brady, a non-management director. During 2006, our non-management directors had two meetings.

MANAGEMENT

Name	Age	Position
Michael A.J. Farrell	55	Chairman of the Board, Chief Executive Officer, and
		President
Wellington J. Denahan-	43	Vice Chairman of the Board, Chief Investment Officer and
Norris		Chief Operating Officer
Kathryn F. Fagan	40	Chief Financial Officer and Treasurer
R. Nicholas Singh	48	Executive Vice President, General Counsel, Secretary and
		Chief Compliance Officer
James P. Fortescue	33	Executive Vice President, Head of Liabilities
Kristopher Konrad	32	Executive Vice President, Co-head Portfolio Management
Rose-Marie Lyght	32	Executive Vice President, Co-head Portfolio Management
Ronald D. Kazel	39	Managing Director
Jeremy Diamond	43	Managing Director

          Biographical information on Mr. Farrell and Ms. Denahan-Norris is provided above. Certain biographical information for Ms. Fagan, Mr. Singh, Mr. Fortescue, Mr. Konrad, Ms. Lyght, Mr. Kazel, and Mr. Diamond is set forth below.

          Kathryn F. Fagan was employed by us on April 1, 1997 in the positions of Chief Financial Officer and Treasurer. From June 1, 1991 to February 28, 1997, Ms. Fagan was Chief Financial Officer and Controller of First Federal Savings & Loan Association of Opelousas, Louisiana. First Federal is a publicly owned savings and loan that converted to the stock form of ownership during her employment period. Ms. Fagan’s responsibilities at First Federal included all financial reporting, including reports for internal use and reports required by SEC and the Office of Thrift Supervision. During the period from September 1988 to May 1991, Ms. Fagan was employed as a bank and savings and loan auditor by John S. Dowling & Company, a corporation of Certified Public Accountants. Ms. Fagan is a Certified Public Accountant and has a Masters Degree in Business Administration.

          R. Nicholas Singh was employed by us on February 14, 2005. Mr. Singh is our Executive Vice President, General Counsel, Secretary and Chief Compliance Officer. From 2001 until he joined Annaly, he was a partner in the law firm of McKee Nelson LLP. From 1997 to 2001, he was an associate and then a partner in the law firm of Sidley Austin LLP. Mr. Singh has a Bachelors Degree from Carleton College, a Masters Degree from Columbia University and a J.D. from American University.

          James P. Fortescue was employed by us on December 5, 1996. Mr. Fortescue is Executive Vice President, Head of Liabilities of Annaly and FIDAC. He started with FIDAC in June of 1995 where he was in charge of finding financing on mortgage-backed and corporate bonds for regional dealers, as well as maintaining a pricing service for a major broker dealer. In September of 1996 he took over all financing activities for the U.S. Dollar Floating Rate Fund which included trading and structuring all liabilities, coordinating trade settlements with broker dealer back offices, and maintaining the relationships with these dealers. Mr. Fortescue has been in charge of liability management for us since our inception, and continues to oversee all financing activities for FIDAC. Mr. Fortescue holds a Bachelors Degree in Finance from Siena College.

          Kristopher Konrad was employed by us on October 15, 1997. Mr. Konrad is Executive Vice President and Co-Head Portfolio Management of Annaly and FIDAC. Mr. Konrad is the Portfolio Manager for Annaly and has served in this capacity since December of 2000. Prior to this, he was head of financing for the US Dollar Floating Rate Fund and assisted with the management of FIDAC’s high net worth separate accounts. Mr. Konrad has a Bachelors Degree in Business from Ithaca College and has attended the New York Institute of Finance for intense mortgage-backed securities studies.

          Rose-Marie Lyght was employed by us on April 19, 1999. Ms. Lyght is an Executive Vice President and Co-Head Portfolio Management of Annaly and FIDAC. She has been involved in the asset selection and financing for the US Dollar Floating Rate Fund and FIDAC’s high net worth separate accounts. Ms. Lyght has a Bachelor of Science in Finance and a Masters Degree in Business Administration from Villanova University.

          Ronald D. Kazel was employed by us on December 3, 2001. Mr. Kazel is a Managing Director of Annaly and FIDAC. Mr. Kazel is responsible for reviewing all new business activities for the company. Prior to joining Annaly, Mr. Kazel was a Senior Vice President in Friedman Billings Ramsey’s financial services investment banking group. During his tenure there, he was responsible for structuring both private and public equity and debt offerings for financial services companies, including Annaly’s private placement in 1997. Mr. Kazel has a Bachelors Degree in Finance and Management from New York University.

          Jeremy Diamond was employed by us on March 1, 2002. Mr. Diamond is a Managing Director of Annaly and FIDAC. From 1990 to March of 2002, he was President of Grant’s Financial Publishing, a financial research company, and publisher of Grant’s Interest Rate Observer. In addition to his responsibilities as principal business executive, Mr. Diamond conducted security analysis and financial market research. Mr. Diamond began his career as an analyst in the investment banking group at Lehman Brothers. Mr. Diamond has a Bachelors Degree from Princeton University and a Masters Degree in Business Administration from the Anderson School at UCLA.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT OF ANNALY

          The following table sets forth certain information as of April 2, 2007 relating to the beneficial ownership of our common stock by (i) all persons that we know beneficially own more than 5% of our outstanding common stock, (ii) each of our named executive officers and directors, and (iii) all of our executive officers and directors as a group. We do not know of any person who beneficially owns more than 5% of our outstanding common stock. Knowledge of the beneficial ownership of our common stock is drawn from statements filed with the SEC pursuant to Section 13(d) or 13(g) of the Securities Act of 1934, as amended. Except as otherwise indicated, to our knowledge, each stockholder listed below has sole voting and investment power with respect to the shares beneficially owned by the stockholder.

Beneficial Owner	Number	Percent
Michael A.J. Farrell(1)	2,384,867	0.90%
Wellington J. Denahan-Norris(2)	744,263	*
Kathryn F. Fagan(3)	221,613	*
James P. Fortescue(4)	108,324	*
Kristopher R. Konrad(5)	85,481	*
Kevin P. Brady(6)	56,900	*
Jonathan D. Green(7)	80,750	*
John Lambiase(8)	97,250	*
Donnell A. Segalas(9)	81,850	*
E. Wayne Nordberg(10)	25,450	*
Other executive officers as a group(11)	260,234	*
All executive officers and directors as a group
(14 persons)(1)(2)(3)(4)(5)(6)	4,146,980	1.58%
(7)(8)(9)(10)(11)

* Represents beneficial ownership of less than one percent of the common stock.

(1)	Includes 465,313 shares of common stock subject to vested options granted under the Incentive Plan to Mr. Farrell that were exercisable as of April 2, 2007 or have or will first become exercisable within 60 days after such date, and 1,760,864 shares of restricted stock with respect to which Mr. Farrell has voting power but no investment power.

(2)	Includes 378,647 shares of common stock subject to vested options granted under the Incentive Plan to Ms. Denahan-Norris that were exercisable as of April 2, 2007 or have or will first become exercisable within 60 days after such date, and 220,108 shares of restricted stock with respect to which Ms. Denahan-Norris has voting power but no investment power.

(3)	Includes 91,500 shares of common stock subject to vested options granted under the Incentive Plan to Ms. Fagan that were exercisable as of April 2, 2007 or have or will first become exercisable within 60 days after such date, and 44,021 shares of restricted stock with respect to which Ms. Fagan has voting power but no investment power.

(4)	Includes 52,063 shares of common stock subject to options granted under the Incentive Plan to Mr. Fortescue that were exercisable as of April 2, 2007 or have or will first become exercisable within 60 days after such date, and 22,011 shares of restricted stock with respect to which Mr. Fortescue has voting power but no investment power.

(5)	Includes 47,063 shares of common stock subject to vested options granted under the Incentive Plan to Mr. Konrad that were exercisable as of April 2, 2007, and 22,011 shares of restricted stock with respect to which Mr. Konrad has voting power but no investment power.

(6)	Includes 44,500 shares of common stock subject to vested options granted under the Incentive Plan to Mr. Brady that were exercisable as of April 2, 2007 or have or will first become exercisable within 60 days after such date. Includes 1,500 shares of common stock held by certain members of Mr. Brady’s immediate family.

(7)	Includes 59,500 shares of common stock subject to options granted under the Incentive Plan to Mr. Green that were exercisable as of April 2, 2007 or have or will first become exercisable within 60 days after such date.

(8)	Includes 51,250 shares of common stock subject to options granted under the Incentive Plan to Mr. Lambiase that were exercisable as of April 2, 2007 or have or will first become exercisable within 60 days after such date.

(9)	Includes 57,750 shares of common stock subject to options granted under the Incentive Plan to Mr. Segalas that were exercisable as of April 2, 2007 or have or will first become exercisable within 60 days after such date. Includes 1,250 shares of common stock held by certain members of Mr. Segalas’ immediate family.

(10)	Includes 16,250 shares of common stock subject to options granted under the Incentive Plan to Mr. Nordberg that were exercisable as of April 2, 2007 or have or will first become exercisable within 60 days after such date.

(11)	Includes 374,499 shares of common stock subject to options granted under the Incentive Plan that were exercisable as of April 2, 2007 or have or will first become exercisable within 60 days after such date and 88,044 shares of restricted stock with respect to certain of the executive officers have voting power but no investment power.

          At December 31, 2006, Mr. Farrell, Ms. Denahan-Norris, Ms. Fagan, Mr. Fortescue, and Mr. Konrad held 1,912,054, 353,316, 121,613, 56,261, 38,418 shares of stock, respectively, with values (based on the closing market price of our common stock on December 31, 2006, which was $13.91 per share) of $26,596,671, $4,914,626, $1,691,637, $782,591, $534,391, respectively. We pay dividends on the restricted stock when and as paid on our common stock.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

          Our Compensation Discussion and Analysis describes our compensation program, objectives and policies for the executive officers named in this proxy statement and our executive officers generally. This discussion should be read together with the compensation tables and related disclosures contained in this proxy statement.

Overview of Compensation Program and Philosophy

          Our principal business objective is to generate income for distribution to our stockholders as dividends. We believe that our compensation program is directly linked to our principal business objective of generating income to return to our stockholders. Our compensation program is designed to meet three principal goals:

  attract, reward and retain officers and other key employees;
  motivate these individuals to achieve short-term and long-term corporate goals that enhance stockholder value; and
  support our core values and cultures.

To meet these objectives, we have adopted the following policies:

  we pay compensation that is competitive with the compensation paid by other leading asset management companies;
  we pay for performance by structuring compensation so that the majority of cash compensation is comprised of bonuses which are paid only upon the approval of the compensation committee; and
  we provide long-term incentives in the form of stock options to incentivize our employees and align their interests with those of our stockholders.

          Pursuant to employment agreements entered into between us and our executive officers, each executive has a targeted aggregate cash compensation which is calculated as a percentage of our book value. The targeted compensation is comprised of a base salary and a potential bonus. Any bonus paid, however, must be approved by the compensation committee. We have used this approach to compensate our executives because we believe that only successful performance by our management would increase our book value. We believe our compensation policies are particularly appropriate since we are a real estate investment trust (or REIT). REIT regulations require us to pay at least 90% of our earnings to shareholders as dividends. As a result, unlike most companies, we cannot grow our business and our book value by reinvesting our earning. Rather, our growth in book value is dependent on sequential access to the capital markets. This places a unique market discipline on us since we are able to access the capital markets only if the markets believe our performance warrants it. The result of our compensation program is that there may be prolonged periods, such as during 1997-2001 and 2003-2006, when we do not access the capital markets and during when executive compensation is, in effect, frozen because of the employment contracts. Our Board of Directors and our executive officers believe that our under our compensation program is performance based since our executives are paid more only if our performance warrants it.

          While each executive has a targeted aggregate compensation based on our book value, in determining the particular elements of compensation that will be used to implement our overall compensation policies, the compensation committee takes into consideration a number of factors related to our performance, as well as the performance of the individual executive. In particular, in considering whether to approve any bonuses, the compensation committee considers our increase in assets under management, earnings per share, profitability, overall economic conditions as well as competitive practices among our competitors in the portfolio management business. The compensation committee also considers the individual efforts made by the executive in achieving overall company goals.

          Although we do not do an annual market assessment of our executive compensation program, in 2003, we engaged a compensation consultant to look at the compensation structures of other publicly held mortgage REITs and other publicly held companies in the financial services and asset management industry. We believe our management compensation structure is consistent, generally, with the management compensation structure of comparable companies. We will continue to monitor whether our compensation structure is consistent with the compensation structure of its competitors.

          The principal components of compensation for our executive officers were:

  base salary;
  bonus compensation; and
  long-term equity incentive compensation.

Base Salary

          We pay a base salary to our named executive officers and other employees to compensate them for services rendered during the fiscal year. Base salary ranges for named executive officers are determined for each executive based on his or her position and responsibility by using market data, and were negotiated with each executive and us. Base salary is intended to be a smaller component of our executives overall compensation. Generally, an executive’s base salary is less than 35% of the executive’s overall cash compensation (assuming the executive receives the full bonus for which he or she is eligible).

          The compensation committee from time to time reviews the base salaries we pay our executives. In doing so, it considers a number of factors, including market data, internal review of the executive’s compensation compared to other executive officers, and the individual performance of the executive.

Bonus Compensation

          As noted above, pursuant to employment agreements entered into between us and our executive officers, base compensation and bonus for the officers is calculated as a percentage of our book value. Any bonus paid, however, is subject to the discretion of the compensation committee. The compensation committee also has the right to increase a bonus beyond the targeted compensation contained in an executive’s employment agreement. As discussed above, this arrangement was established based upon our view that successful performance by our management would result in our ability to raise additional capital. Since bonuses must be approved by the compensation committee taking into account a number of factors relating to our performance, we believe that our executives are paid for performance.

Long-Term Equity Incentive Compensation

          The compensation committee does not use a specific formula to calculate the number of options awarded to executives under our Incentive Plan. The compensation committee does not explicitly set future award levels/opportunities on the basis of what the executives earned from prior awards. While the compensation committee takes past awards into account, it does not solely base future awards in view of those past awards. Generally, our Chief Executive Officer will recommend the amounts of awards to be made to each employee to the compensation committee. In determining the specific amounts to be granted to each employee, the Compensation Committee will take into account factors such as the executive’s position, his or her contribution to our performance, market practices as well as the recommendations of our Chief Executive Officer.

          We have not and do not intend to either backdate stock options or grant stock options retroactively. Presently, we do not have designated dates on which we grant stock option awards (other than an annual grant to our directors). We do not, however, intend to time our release of material nonpublic information for the purpose of affecting the value of executive compensation.

          We have designed our compensation policy in an effort to provide the proper incentives to management to maximize our performance in order to serve the best interests of our stockholders. We have sought to achieve this objective through the granting of stock options under our Long Term Incentive Plan, or Incentive Plan. To date, our executive officers, pursuant to the Incentive Plan, have been granted options to purchase, in the aggregate, 2,628,299 shares of common stock with exercise prices ranging from $4.00 to $17.97. Consistent with our view that this component of compensation is designed to provide long term incentives, these options vest in equal installments over four, five or ten year periods from the date of grant. Consistent with the foregoing, we have structured our executive compensation policies with the goal of promoting the long-term commitment of management. In addition, as indicated above, over 98% of the stock options granted by us since inception have been options with vesting periods of three, four and five years. The vesting of stock options accelerates upon a change-in-control.

Perquisites and Fringe Benefits

          We do not believe in providing our executives with excessive perquisites and other fringe benefits. Consistent with our pay-for-performance mandate, we provide very few executive fringe benefits. Our executive officers receive health and welfare benefits, such as group medical, group life and long-term disability coverage, under plans generally available to all other employees. We believe that our executives should be able to provide for their retirement needs from the total annual compensation they earn based on our performance. Accordingly, other than an employer matching contribution which is the same that we provide all of our employees, we do not offer our executives any nonqualified pension plans, supplemental executive retirement plans, deferred compensation plans or other forms of compensation for retirement.

Employment Agreements

          As noted above, we have entered into employment agreements with our executive officers. This is because we believe that the long-term commitment of its current management team is a crucial factor in our future performance. This team includes Mr. Farrell and Ms. Denahan-Norris, who have worked together at FIDAC since November 1994, Mr. Fortescue, who has worked with us since our incorporation in November 1996 and our commencement of operations in February 1997, Ms. Fagan, who has worked with us since April 1997 and Mr. Konrad, who has worked with us since October 1997. In an effort to ensure the long-term commitment of its management team, we, with the approval of our board of directors, entered into employment agreements with Mr. Farrell, Ms. Denahan-Norris, Ms. Fagan, Mr. Fortescue and Mr. Konrad. Each of these agreements provided for a term through June 4, 2006 with automatic one-year extensions unless we or the officer provides written notice to the contrary. We describe these employment agreements below.

          We currently have employment agreements with Mr. Farrell, Ms. Denahan-Norris, Ms. Fagan, Mr. Fortescue, and Mr. Konrad. Each employment agreement provides for annual base salaries and bonus payments to Mr. Farrell, Ms. Denahan-Norris, Ms. Fagan, Mr. Fortescue and Mr. Konrad based upon our book value. Each agreement commenced when we acquired FIDAC on June 4, 2004, had an initial two year term and is automatically extended for one year at the end of the term unless we provide (or the officer provides) written notice to the contrary. Mr. Farrell’s employment agreement provides for an annual base salary and bonus equal to 0.25% of our book value, Ms. Denahan-Norris’s employment agreement provides for an annual base salary and bonus equal to 0.20% of our book value. Ms. Fagan’s employment agreement each provides for annual base salaries and bonuses equal to 0.10% of our book value. The respective employment agreements with Mr. Fortescue and Mr. Konrad provide for an annual base salary and bonus of 0.050% of our book value. Our book value is defined in the employment agreements as the aggregate amounts reported on our balance sheet as “Stockholders’ Equity,” excluding any adjustments for valuation reserves (i.e., changes in the value of our portfolio of investments as a result of mark-to-market valuation changes).

          Mr. Farrell’s employment agreement provides for an annual base salary of $2,430,000. Ms. Denahan-Norris’ employment agreement provides for an annual base salary of $1,945,000. Ms. Fagan’s employment agreement provides for an annual base salary of $972,000. Mr. Fortescue’s and Mr. Konrad’s employment agreements provide for an annual base salary of

$500,000. In addition, all bonuses paid under these employment agreements are subject to the discretion of our compensation committee.

          Pursuant to the employment agreements, the executive officers are also entitled to participate in our benefit plans, including the Incentive Plan. In addition, our board of directors has established a bonus incentive compensation plan for our executive officers. This program permits our compensation committee, in its discretion, to award cash bonuses annually to our executive officers. Each employment agreement also provides for the subject officer to receive compensation, in the event that we terminate the officer’s employment without “cause” (as defined in the agreement), or if the officer resigns for “good reason” (as defined in the agreement). We describe the severance benefits our named executives receive in “Potential Payments Upon Termination of Employment” below.

          Each employment agreement also contains a “non-compete” provision prohibiting the officer from managing, controlling, participating in or operating a competing REIT for a period of one year following termination of employment following our termination of the officer for cause or resignation of the subject officer other than for “good reason.” Each agreement requires that the officer act in accordance with provisions of Maryland law relating to corporate opportunities.

          “Good reason” is generally defined by the employment agreements as the occurrence of one or more of the following without the executive’s written consent:

  a material breach of the agreement by us;
  a materially significant change in the executive’s duties, authorities or responsibilities;
  the relocation of the executive’s principal place of employment more than 60 miles from New York, New York; and
  our failure to obtain the assumption in writing by any successor to all or substantially all of our assets or business within fifteen days upon a merger, consolidation, sale or similar transaction of its obligations to perform the executive’s employment agreement.

We have a thirty day cure period to cure a breach of the first three items described above.

          “Cause” is generally defined by the employment agreements as the occurrence of one or more of the following:

  the executive’s failure to substantially perform the duties described in his employment agreement (provided we give the executive 60 day prior notice of the failure and provide the executive an opportunity to respond, and, if the failure is able to be cured, an opportunity to cure the failure);

  acts or omissions constituting recklessness or willful misconduct on the part of the executive in respect of his fiduciary obligations to us which is materially and demonstrably injurious to us; and
  the executive’s conviction for fraud, misappropriation or embezzlement in connection with the our assets.

           The employment agreements do not necessarily require payments by us upon a change of control of us, unless the change of control includes the failure of our successor to agree to perform its obligations under the employment agreement. In such a case, the executive would have “good reason” to terminate the agreement and require us to make severance payments.

Tax Considerations

          Section 162(m) of the Internal Revenue Code denies a tax deduction for compensation in excess of $1 million paid to our Chief Executive Officer and our four other most highly compensated officers, unless the compensation is paid under a program that has satisfied stockholder approval requirements and the compensation is “performance-based” within the meaning of Section 162(m). Currently, the employment agreements of these officers do not contain performance-based criteria and the compensation program has not been approved by our stockholders. As a result, portions of the compensation we pay is subject to the $1 million deduction limitation because it is not considered performance-based within the meaning of Section 162(m).

          During 2005, the compensation committee spent significant portions of its meetings to determine whether we should take steps to permit us to deduct compensation in excess of $1 million. As noted above, the compensation committee has traditionally believed that it is in the best interests of us and our stockholders that the overall compensation of our officers be calculated as a percentage of book value. Nevertheless, in view of the non-deductibility of a portion of the compensation we pay, the compensation committee is reviewing its policies to determine whether we should in the future add performance-based criteria to executive compensation. Adding performance-based criteria will require amending the existing employment agreements of the applicable employees.

Compensation Committee Report

          The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Jonathan D. Green                                         Donnell A. Segalas

Summary Compensation Table

          The table below sets forth the aggregate compensation we paid or accrued with respect to the fiscal year ended December 31, 2006, to our Chief Executive Officer and our Chief Financial Officer, and our three highest paid other executive officers serving in their positions at December 31, 2006.

						Change in
						Pension
						Value and
						Nonqual-
						ified	All
						Deferred	Other
						Compen-	Compen-
				Stock	Option	sation	sation
Name and				Awards	Awards	Earnings	($)	Total
Principal Position	Year	Salary	Bonus	($)	($)(1)	($)	(2)	($)

Michael A.J. Farrell	2006	$2,430,000	$4,816,609	$0	$302,249	$0	$167	$7,549,025
Chairman of the Board, Chief
Executive Officer, and President

Wellington J. Denahan-Norris	2006	$1,945,000	$3,852,287	$0	$278,549	$0	$8,967	$6,084,803
Vice Chairman, Chief Investment
Officer and Chief Operating Officer

Kathryn F. Fagan	2006	$972,000	$1,926,644	$0	$92,850	$0	$8,967	$3,000,461
Chief Financial Officer and
Treasurer

James P. Fortescue	2006	$500,000	$949,322	$0	$52,386	$0	$8,967	$1,510,675
Executive Vice President and
Head of Liabilities

Kristopher R. Konrad	2006	$500,000	$949,322	$0	$52,386	$0	$8,967	$1,510,675
Executive Vice President and

Co-Head Portfolio Management

________________
(1)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with Financial Accounting Standards Board SFAS No. 123 (Revised 2004) – Share-Based Recent Payment, or SFAS 123(R), of awards pursuant to the Long Term Incentive Plan and thus include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of this amount for fiscal years ended December 31, 2006 are included in footnote 1 to our audited financial statements for the fiscal year ended December 31, 2006, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission.

(2)	The amount shown in this column reflects for each named executive officer:

  matching contributions made by us with respect to each of the named executive officers pursuant to our Section 401(k) plan ($8,800 for each named executive officer, other than Mr. Farrell who received no matching contribution); and

  the premiums associated with term life insurance that we provide to our named executives officers.

The amount attributable to each perquisite or benefit for each named executive officer does not exceed the greater of $25,000 or 10% of the total amount of perquisites received by such named executive officer.

          We have in effect employment agreements with each of our named executive officers. The employment agreements set forth minimum base salary amounts and provide each executive with a targeted aggregate cash compensation which is calculated as a percentage of our book value. We describe these employment agreements in “Compensation Discussion and Analysis” above. We describe the severance payments we may pay to these executives in “Potential Payments Upon Termination Of Employment” below.

Grants of Plan-Based Awards

		Estimated Future Payouts Under			Estimated Future Payouts Under			All Other	All Other
		Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			Stock	Option
								Awards:	Awards:	Exercise
								Number	Number of	of Base
								of Shares	Securities	Price of
								of Stock	Underlying	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards
Name	Date	($)	($)	($)	($)	($)	($)	(#)	(#)(1)	($/sh)
Michael A.J.
Farrell	2/13/06								150,000	$11.72

Wellington J.
Denahan-Norris	2/13/06								150,000	$11.72

Kathryn F.
Fagan	2/13/06								50,000	$11.72

James P.
Fortescue	2/13/06								38,250	$11.72

Kristopher
Konrad	2/13/06								38,250	$11.72

(1)	Represents the number of shares of common stock issuable upon exercise of stock options granted in 2006 under our Incentive Plan. The options vest at a rate of 25% per year over the first four years of the ten-year option term.

          We describe our Incentive Plan in “Compensation Discussion and Analysis” above and in “Equity Compensation Plan Information” below.

Outstanding Equity Awards at Fiscal Year-End

		Option Awards					Stock Awards

								Equity	Equity
			Equity					Incentive	Incentive
			Incentive					Plan	Plan
			Plan			Number	Market	Awards:	Awards:
			Awards:			of	Value of	Number of	Market or
		Number of	Number of			Shares	Shares	Unearned	Payout Value
	Number of	Securities	Securities			or Units	or Units	Shares,	of Unearned
	Securities	Underlying	Underlying			of Stock	of Stock	Units or	Shares, Units
	Underlying	Unexercised	Unexercised			That	That	Other	or Other
	Unexercised	Options (#)	Unearned	Option	Option	Have	Have	Rights	Rights That
	Options (#)	Unexercisable	Options	Exercise	Expiration	Not	Not	That Have	Have Note
Name	Exercisable	(1)	(#)	Price($)	Date	Vested	Vested	Not Vested	Yet Vested
Michael A.J.
Farrell	56,900			8.13	07/31/08
	48,413			8.63	11/18/09
	30,000			7.94	11/29/10
	150,000	50,000(2)		17.97	08/04/13
	75,000	75,000(3)		17.39	04/20/14
	37,500	112,500(4)		17.07	07/07/15
		150,000(5)		11.72	02/13/16
Wellington J.
Denahan-Norris	35,372			8.13	07/31/08
	13,275			7.94	11/29/10
	30,000			8.63	11/18/09
	112,750	37,500(2)		17.97	08/04/13
	75,000	75,000(3)		17.39	04/20/14
	37,500	112,500(4)		17.07	07/07/15
		150,000(5)		11.72	02/13/16
Kathryn F.
Fagan	37,500	12,500(2)		17.97	08/04/13
	25,000	25,000(3)		17.39	04/20/14
	12,500	37,500(4)		17.07	07/07/15
		50,000(5)		11.72	02/13/16
James P.
Fortescue	5,000			8.63	11/18/09
	15,000	5,000(2)		17.97	08/04/13
	10,000	10,000(3)		17.39	04/20/14
	7,500	22,500(4)		17.07	07/07/15
		38,250(5)		11.72	02/13/16
Kristopher
Konrad	15,000	5,000(2)		17.97	08/04/13
	10,000	10,000(3)		17.39	04/20/14
	7,500	22,500(3)		17.07	07/07/15
		38,250(5)		11.72	02/13/16

(1)	All options listed above vest at a rate of 25% per year over the first four years of the ten-year option term.

(2)	These options vest on August 4, 2007.

(3)	These options vest in two equal annual increments commencing April 20, 2007.

(4)	These options vest in three equal annual increments commencing July 7, 2007.

(5)	These options vest in four equal annual increments commencing February 13, 2007.

Options Exercised and Stock Vested

          The following table sets forth certain information with respect to our named executive officers regarding options exercised and stock vested during the calendar year 2006.

	Option Awards		Stock Awards
			Number of
	Number of		Shares
	Shares Acquired	Value Realized	Acquired on	Value Realized
Name	On Exercise(#)	on Exercise($)	Vesting (#)	on Vesting ($)
Michael A.J. Farrell
Wellington J. Denahan-Norris	6,725	$26,698
Kathryn F. Fagan	15,435	$74,684
James P. Fortescue
Kristopher Konrad

Pension Benefits

          We do not provide any of our employees with pension benefits. We do, however, make matching contributions to all our employees, including our named executive officers, who contribute to our Section 401(k) plan. We make a matching contribution in cash of 100% of the employee’s elective deferral contribution up to 3% of the employee’s pay, and 50% of the employee’s pay above 3% up to 5% of the employee’s pay.

Nonqualified Deferred Compensation

          We do not provide any of our employees with any nonqualified deferred compensation plans.

Potential Payments Upon Termination Of Employment

          The following summaries set forth potential payments payable to our named executive officers upon termination of employment or a change in control of us under their current employment agreements. As discussed above, each of our named executives has an employment agreement which provides for an annual base salary and performance bonus which in the aggregate equal a percentage of our book value. Post employment payments to our executives are determined by reference to their base salary and performance bonus.

Termination upon Death, Disability or for Cause

          An executive’s employment with us terminates immediately upon his death. Thereafter, we are obligated to pay his estate all accrued but unpaid amounts of his base salary and the pro rata portion of his performance bonus for the year of his death. The amount of the performance bonus paid in the year of an executive’s death will equal the maximum performance bonus he would have been entitled to receive for that year (as determined at the end of the year of his death) multiplied by a ratio equal to the number of days he was employed in the year of his death, divided by 365. The performance bonus will be paid at the same time and manner had the executive not died. In addition, the executive’s beneficiaries will receive benefits in accordance with the Company’s retirement, insurance and other applicable programs and plans then in effect.

           We are entitled to terminate an executive’s employment due to his disability if he has been absent from the full-time performance of his duties with the Company for six consecutive months, and if, within thirty days after written notice by us, he has not returned to the full-time performance of his duties. We will continue to pay the executive’s base salary during the period that the executive is first absent from the full-time performance of his duties and until the later of the date he is terminated from employment due to disability or the date he begins receiving long-term disability payments under our long term disability plan. In addition, the executive will be entitled to receive a pro rata portion of the performance bonus for the year of the executive’s termination due to disability. The amount of the pro rata portion of the performance bonus will be determined in the same manner as described above upon termination upon an executive’s death. In addition, the executive’s beneficiaries will receive benefits in accordance with the Company’s retirement, insurance and other applicable programs and plans then in effect.

           If we terminate an executive’s employment for “cause” at any time prior to expiration of the term of the agreement, we will be obligated to pay him all accrued but unpaid amounts of his base salary and the pro rata portion of his performance bonus for the year of his termination. The amount of the pro rata portion of the performance bonus will be determined in the same manner as described above upon termination upon an executive’s death. In addition, the executive’s beneficiaries will receive benefits in accordance with the Company’s retirement, insurance and other applicable programs and plans then in effect.

Termination by Us Other Than for Cause or Termination by the Executive for Good Reason

          If we terminate an executive’s employment without “cause”, or if the executive officer resigns for “good reason”, we must immediately pay any unpaid portion of the executive’s base salary. In addition, the executive is entitled to receive a severance payment equal to three times the greater of the executive’s combined maximum base salary and actual performance bonus for the preceding fiscal year or the average for the three preceding years of the officer’s combined actual base salary and performance bonus compensation. One half of this severance amount is payable immediately and the remaining 50% is payable in monthly installments over the succeeding three months.

          If any payments, distributions, or benefits provided or to be provided to the executive under the employment agreement or otherwise are determined to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code on payments related to a change in control (or parachute payments), each employment agreement provides that such parachute payments will be reduced to an amount that will avoid imposition of such excise taxes. However, the parachute payments will not be reduced if it is determined that the officer would have a greater net after-tax benefit after paying the applicable excise taxes on the unreduced parachute payments. If the parachute payments are not reduced under the terms of the employment agreements, Section 280G of the Code may limit our ability to deduct such payments for Federal income tax purposes.

          In addition, if we terminate without cause or if the executive terminates for good reason, all unexercised stock options owned by the executive as of the termination date, whether vested or not, become immediately exercisable. If however, any incentive stock options will not be exercisable for the first time in a calendar year to the extent that all incentive stock options exercisable by the executive during that calendar year exceeds $100,000.

Termination by Executive Without Good Reason

          If the executive terminates the agreement without good reason, we are obligated to pay him only all accrued but unpaid amounts of his base salary and any previously awarded but unpaid performance bonus.

Potential Post-Employment Payments and Payments on a Change in Control

          Each of our named executives has the right to terminate employment for “good reason” and receive severance payment from us. We are not necessarily required to make payments to an executive upon a change of control of us, unless the change of control includes the failure of our successor to agree to perform its obligations under the employment agreement. Such an event would constitute “good reason” for purposes of the executive’s right to terminate the agreement and receive severance payments.

          The following table presents the potential post employment payments and payments our named executive officers would be entitled under their employment agreements and assumes that the triggering event took place on December 31, 2006.

			After
		Before Change	Change in
		in Control	Control
		without cause	without		Other Post
		or for Good	Cause or for	Death or	Employment
Name	Benefit	Reason	Good Reason	Disability	Obligations
Michael A.J.
Farrell	Base Salary	$0	$7,290,000	$0	$0
	Bonus	$4,816,609	$14,449,827	$4,816,609	$0
	Stock Options(1)	$845,746	$1,092,121	$845,746	$0
Wellington J.
Denahan-Norris	Base Salary	$0	$5,835,000	$0	$0
	Bonus	$3,852,287	$11,556,861	$3,852,287	$0
	Stock Options(1)	$595,321	$841,696	$595,321	$0

Kathryn F. Fagan	Base Salary	$0	$2,916,000	$0	$0
	Bonus	$1,926,644	$5,779,932	$1,926,644	$0
	Stock Options(1)	$27,375	$109,500	$27,375	$0

James P. Fortescue	Base Salary	$0	$1,500,000	$0	$0
	Bonus	$949,322	$2,847,966	$949,322	$0
	Stock Options(1)	$40,743	$103,568	$40,743	$0

Kristopher Konrad	Base Salary	$0	$1,500,000	$0	$0
	Bonus	$949,322	$2,847,966	$949,322	$0
	Stock Options(1)	$20,942	$83,766	$20,942	$0

(1)	We have valued the benefit based on the potential gain executives would have realized if the stock options had been exercised as of December 31, 2006.

COMPENSATION OF DIRECTORS

          We pay an annual director’s fee equal to $70,000 to each director who is not an officer or employee, as well as a fee of $500 for each meeting of our board of directors or any committee attended by each independent director (or $250 for any meeting at which the director participates by conference telephone call). We also reimburse all directors for costs and expenses for attending these meetings.

          Our Incentive Plan provides that each independent director, upon appointment to our board of directors, receives a non-discretionary automatic grant of non-qualified stock options for the purchase of 5,000 shares of common stock; these options vest in four equal installments over a period of four years from the date of grant. In addition, each independent director is entitled to receive on June 26 of each year that he or she serves as a director, options to purchase an additional 1,250 shares of common stock; these options vest on the date of grant. The exercise price for each option is the fair market value of our common stock as of the date on which the option is granted. Independent directors also are entitled to receive discretionary awards under the Incentive Plan.

Director Summary Compensation Table

     The table below summarizes the compensation paid by us to our non-employee directors for the fiscal year ended December 31, 2006.

					Change in
					Pension Value
	Fees Earned			Non-Equity	and Deferred
	or Paid in	Stock		Incentive Plan	Compensation	All Other
	Cash	Awards	Option Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)	($)(1)	($)	($)	($)	($)

Kevin P. Brady	$72,500		$27,855				$100,355

Jonathan D. Green	$72,750		$27,855				$100,605

John A. Lambiase	$72,000		$27,855				$99,855

E. Wayne Nordberg	$73,000		$18,045				$91,045

Donnell A. Segalas	$72,000		$27,855				$99,855

(1)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with SFAS 123(R), and thus includes amounts from awards granted in and prior to 2006. As of December 31, 2006, each director has the following number of options outstanding: Kevin P. Brady, 74,500; Jonathan D. Green, 89,500; John A. Lambiase, 81,250; E. Wayne Nordberg, 38,750; and Donnell A. Segalas, 87,750.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          This section discusses certain direct and indirect relationships and transactions involving us and certain persons related to us. A. Alexandra Denahan, the sister of Wellington J. Denahan-Norris, our Vice Chairman of the Board and Chief Investment Officer, is employed by us as controller and received $300,000 in salary and bonus during 2006 (with the bonus being paid in January 2007). She was also granted an option to purchase 1,500 shares under our Incentive Plan. Paul Norris, husband of Wellington J. Denahan-Norris, provided us computer consulting services and received $149,775 in compensation during 2006. Matthew J. Lambiase, the son of our director, John A. Lambiase, is employed by us as Executive Vice President, Business Development, and received $983,274 in salary and bonus for 2006 (with the bonus being paid in January 2007). He was also granted an option to purchase 20,000 shares under our Incentive Plan. Ms. Alexandra Denahan, Mr. Paul Norris and Mr. Matthew Lambiase are not executive officers. Ms. Denahan and Mr. Lambiase also participate in other employee benefit plans and arrangements which are generally made available to other employees at their level (including health, vacation, Section 401(k) and insurance plans). The compensation of these individuals was established in accordance with our employment and compensation practices applicable to employees with equivalent qualifications, experience and responsibilities.

Approval of Related Person Transactions

Each of our directors, director nominees and executive officers is required to complete an annual disclosure questionnaire and report all transactions with us in which they and their immediate family members had or will have a direct or indirect material interest with respect to us. We review these questionnaires and, if we determine it necessary, discuss any reported transactions with the entire board of directors. We do not, however, have a formal written policy for approval or ratification of such transactions, and all such transactions are evaluated on a case-by-case basis. If we believe a transaction is significant to us and raises particular conflict of interest issues, we will discuss it with our legal counsel, and if necessary, we will form an independent board committee which has the right to engage its own legal and financial counsel to evaluate and approve the transaction. An example of this process was our acquisition of FIDAC from certain of our executive officers. Other types of transactions, such as employment of individuals who may be related to our executive officers or directors which are described above, are discussed by the board of directors, but not approved or ratified by the board.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          Our compensation committee is comprised solely of the following non-employee directors: Messrs. Green and Segalas. None of them has served as an officer or employee of us or any affiliate or has any other business relationship or affiliation with us, except his service as a director.

EQUITY COMPENSATION PLAN INFORMATION

          We have adopted the Incentive Plan for executive officers, key employees and non-employee directors. The Incentive Plan authorizes the compensation committee of our board of directors to grant awards, including incentive stock options, or ISOs, as defined under Section 422 of the Internal Revenue Code, or Code, and options not so qualified, NQSOs. The Incentive Plan authorizes the granting of options or other awards for an aggregate of the greater of 500,000 shares or 9.5% of the outstanding shares of our common stock up to a ceiling of 8,932,921 shares.

          The following table provides information as of December 31, 2006, concerning shares of our common stock authorized for issuance under our existing Incentive Plan.

			Number of securities
			remaining available
			for future issuance
	Number of securities to	Weighted-average	under Incentive
	be issued upon exercise	exercise price of	Plan (excluding
Plan Category	of outstanding options	outstanding options	previously issued)

Incentive Plan approved
by shareholders	2,984,995	$15.10	5,239,500(1)
Incentive Plan not
approved by	-	-	-
shareholders
Total	2,984,995	$15.10	5,239,500

(1)	The Incentive Plan authorizes the granting of options or other awards for an aggregate of the greater of 500,000 or 9.5% of the outstanding shares on a fully diluted basis of our common stock up to a ceiling of 8,932,921 shares.

REPORT OF THE AUDIT COMMITTEE

          Since our inception, we have had an audit committee composed entirely of non-employee directors. The members of the audit committee meet the independence and experience requirements of the New York Stock Exchange. The board of directors has determined that Mr. Brady is the audit committee financial expert and is an independent director within the meaning of the applicable rules of the Securities and Exchange Commission and the New York Stock Exchange. In 2006, the Committee met four times. The audit committee has adopted a written charter outlining the practices it follows. A full text of our audit committee charter is available for viewing at our website at www.annaly.com. Any changes in the charter or key practices will be reflected on our website.

          During the year 2006, at each of its meetings, the audit committee met with the Chief Financial Officer and our independent registered public accounting firm. The audit committee ’ s agenda is established by the audit committee ’ s chairman. The audit committee engaged Deloitte & Touche LLP as our independent registered public accounting firm and reviewed with our Chief Financial Officer and the independent registered public accounting firm, overall audit scope and plans, the results of external audit examination, evaluations by the independent registered public accounting firm of our internal controls and the quality of our financial reporting.

          The audit committee has reviewed and discussed the audited financial statements with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. In addressing the quality of management’s accounting judgments, members of the audit committee asked for and received management’s representations that our audited financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America, and have expressed to both management and registered public accounting firm their general preference for conservative policies when a range of accounting options is available.

          In its meetings with representatives of the independent registered public accounting firm, the audit committee asks them to address, and discusses their responses to several questions that the audit committee believes are particularly relevant to its oversight. These questions include:

  Are there any significant accounting judgments made by management in preparing the financial statements that would have been made differently had the registered public accounting firm themselves prepared and been responsible for the financial statements?

  Based on the registered public accounting firm’s experience, and their knowledge of us, do our financial statements fairly present to investors, with clarity and completeness, our financial position and performance for the reporting period in accordance with generally accepted accounting principles, and SEC disclosure requirements?

  Based on the registered public accounting firm’s experience, and their knowledge of us, have we implemented internal controls that are appropriate?

          The audit committee believes that, by thus focusing its discussions with the independent registered public accounting firm, it can promote a meaningful dialogue that provides a basis for its oversight judgments.

          The audit committee also discussed with the independent registered public accounting firm other matters required to be discussed by the registered public accounting firm with the audit committee under the standards of Public Company Accounting Oversight Board (United States) (required communication with the audit committee). The audit committee received and discussed with the registered public accounting firm their annual written report on their independence from us and our management, which is made under Independence Standards Board Standard No. 1 (independence discussions with audit committees), and considered with the registered public accounting firm whether the provision of non-audit services is compatible with the registered public accounting firm’s independence.

          In performing all of these functions, the audit committee acts only in an oversight capacity and, necessarily, in its oversight role, the audit committee relies on the work and assurances of our management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm, who, in their report, express an opinion on the conformity of our annual financial statements to generally accepted accounting principles and on the effectiveness of our internal control over financial reporting as of year end.

          In reliance on these reviews and discussions, and the report of the independent registered public accounting firm, the audit committee has recommended to our board of directors, and our board of directors has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission.

          The foregoing report has been furnished by the current members of the audit committee:

Kevin P. Brady                               Jonathan D. Green                               E. Wayne Nordberg

PROPOSAL II
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

          The accounting firm of Deloitte & Touche LLP and its affiliated entities, or D&T, has served as our independent registered public accounting firm since our formation in November 1996. During this time, it has performed accounting and auditing services for us. We expect that representatives of D&T will be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. If the appointment of D&T is not ratified, our audit committee will reconsider the appointment.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR 2007.

Relationship with Independent Registered Public Accounting Firm

          In addition to performing the audits of our financial statements and management’s assessment of the effectiveness of the internal control over financial reporting, D&T provided audit-related services for us during 2006 and 2005. The aggregate fees billed for 2006 and 2005 for each of the following categories of services are set forth below:

          Audit Fees: The aggregate fees billed by D&T for audits and reviews of our 2006 financial statements were $448,500. The aggregate fees anticipated for the audit of the Company’s internal control over financial reporting were $157,500. The aggregate fees billed by D&T for audit and reviews of our 2005 financial statements were $387,800. The aggregate fees billed by D&T for the audit of the Company’s internal control over financial reporting were $135,000.

          Audit-Related Fees: The aggregate fees billed by D&T for audit-related services during 2006 were $140,100. The aggregate fees billed by D&T for audit related services during 2005 were $160,000. The audit-related services in 2006 and 2005 principally included due diligence and accounting consultation relating to our public offerings.

          Tax Fees: D&T did not perform tax services for us during 2006 or 2005.

          All Other Fees: D&T did not perform any other kinds of services for us during 2006 and 2005, and we did not pay D&T any additional fees.

          The audit committee has also adopted policies and procedures for pre-approving all non-audit work performed by D&T after January 1, 2003. Specifically, the audit committee pre-approved the use of D&T for the following categories of non-audit services: merger and acquisition due diligence and audit services; tax services; internal control reviews; employee benefit plan audits; and reviews and procedures that we request D&T to undertake to provide assurances on matters not required by laws or regulations. In each case, the audit committee also set a specific annual limit on the amount of such services which we would obtain from D&T, and required management to report the specific engagements to the audit committee on a quarterly basis, and also obtain specific pre-approval from the audit committee for any engagement over five percent of the total amount of revenues estimated to be paid by us to D&T during the then current fiscal year. Our audit committee approved the hiring of D&T to provide all of the services detailed above prior to D&T’s engagement. None of the services related to the Audit-Related Fees described above was approved by the audit committee pursuant to a waiver of pre-approval provisions set forth in applicable rules of the Securities and Exchange Commission.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          We believe that based solely upon our review of copies of forms we have received or written representations from reporting persons, during the fiscal year ended December 31, 2006, all filing requirements under Section 16(a) of the Securities Exchange Act of 1934, as amended, applicable to our officers, directors and beneficial owners of more than ten percent of our common stock were complied with on a timely basis, except for one transaction by Ms. RoseMarie Lyght and two transactions by Mr. Lambiase which were reported late.

ACCESS TO FORM 10-K

          On written request, we will provide without charge to each record or beneficial holder of our common stock as of March 27, 2007 a copy of our annual report on Form 10-K for the year ended December 31, 2006, as filed with the Securities and Exchange Commission. You should address your request to Investor Relations, Annaly Capital Management, Inc., 1211 Avenue of the Americas, Suite 2902, New York, New York 10036 or email your request to us at investor@annaly.com.

          We make available on our website, www.annaly.com, under “Financial Reports/SEC Filings,” free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports as soon as reasonably practicable after we electronically file or furnish such materials to the SEC.

STOCKHOLDER PROPOSALS

          For a stockholder proposal to be included in the proxy statement for our 2007 annual meeting, including a proposal for the election of a director, the proposal must have been received by us at our principal offices no later than December 14, 2006. In addition, if a shareholder proposal is not received by us on or before February 28, 2007, it will not be considered or voted on at the Annual Meeting.

OTHER MATTERS

          As of the date of this proxy statement, the board of directors does not know of any matter that will be presented for consideration at the annual meeting other than as described in this proxy statement.

WHERE YOU CAN FIND MORE INFORMATION

          We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at the SEC’s public reference room at Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549.

          Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. These SEC filings are also available to the public from commercial document retrieval services and at the Internet worldwide web site maintained by the SEC at http://www.sec.gov. Reports, proxy statements and other information concerning us may also be inspected at the offices of the New York Stock Exchange, which is located at 20 Broad Street, New York, New York 10005.

ANNALY CAPITAL MANAGEMENT, INC.
Annual Meeting of Stockholders – May 24, 2007

          Revoking all prior proxies, the undersigned hereby appoints Michael A.J. Farrell, Nicholas Singh, and each of them, proxies, with full power of substitution, to appear on behalf of the undersigned and to vote all shares of Common Stock, par value $.01 per share, of Annaly Capital Management, Inc. (the “Company”) that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the New York Marriott Marquis, 1535 Broadway, New York, New York 10036, commencing at 9:00 a.m., New York time, on Thursday, May 24, 2007, and at any adjournment thereof, as fully and effectively as the undersigned could do if personally present and voting, hereby approving, ratifying and confirming all that said attorneys and agents or their substitutes may lawfully do in place of the undersigned as indicated below.

          WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE LISTED NOMINEES AS DIRECTORS AND FOR THE PROPOSAL TO RATIFY THE SELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR THE CURRENT FISCAL YEAR. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

(Continued and to be signed on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

^   FOLD AND DETACH HERE   ^

IF YOU WISH TO ATTEND THE ANNUAL MEETING YOU MUST BRING A VALID, GOVERNMENT-ISSUED PHOTO IDENTIFICATION, SUCH AS A DRIVER’S LICENSE OR A PASSPORT. SECURITY MEASURES WILL BE IN PLACE AT THE MEETING TO HELP ENSURE THE SAFETY OF ATTENDEES. METAL DETECTORS SIMILAR TO THOSE USED IN AIRPORTS WILL BE LOCATED AT THE ENTRANCE TO THE AUDITORIUM AND BRIEFCASES, HANDBAGS AND PACKAGES WILL BE INSPECTED. NO CAMERAS OR RECORDING DEVICES OF ANY KIND, OR SIGNS, PLACARDS, BANNERS OR SIMILAR MATERIALS, MAY BE BROUGHT INTO THE MEETING. ANYONE WHO REFUSES TO COMPLY WITH THESE REQUIREMENTS WILL NOT BE ADMITTED.

You can now access your Annaly Capital Management, Inc. account online.

Access your Annaly Capital Management, Inc. stockholder account online via Investor ServiceDirectSM (ISD).

Mellon Investor Services LLC, Transfer Agent for Annaly Capital Management, Inc., now makes it easy and convenient to get current information on your shareholder account.

View account status View certificate history View book-entry information	View payment history for dividends Make address changes Obtain a duplicate 1099 tax form Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com

     For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time
Investor ServiceDirectSM is a registered trademark of Mellon Investor Services LLC

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS
INDICATED, WILL BE VOTED “FOR” THE PROPOSALS.		Please Mark
Here for
Address
Change or
Comments

SEE
REVERSE
SIDE

1. To Re-Elect two directors,	FOR	WITHHOLD
01 Kevin P. Brady		AUTHORITY
02 E. Wayne Nordberg
	All nominees	To vote for all
For terms of three years each;	listed (except	nominees listed
as marked to
(Instructions: To withhold authority to vote for either	the contrary)	☐
nominee, write that nominee’s name in the space provided
below.)	☐

2. Ratification of the appointment of Deloitte & Touche LLP	FOR	AGAINST	ABSTAIN
as independent registered public accounting firm for the	☐	☐	☐
Company for the 2007 fiscal year.

3. To act upon such other matters as may properly come
before our Annual Meeting or any adjournment or
postponement thereof.

Choose MLinkSM for fast, easy and secure 24/7 online access
to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor
ServiceDirectSM at www.melloninvestor.com/isd where step-
by-step instructions will prompt you through the enrollment.

PLEASE SIGN, DATE AND RETURN THE PROXY CARD
USING THE ENCLOSED ENVELOPE.
PLEASE CHECK
HERE IF YOU PLAN
TO ATTEND THE
ANNUAL MEETING

Signature ___________________________ Signature ___________________________
Date ______________________

Note: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please given full title as such.

^ FOLD AND DETACH HERE ^

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
1-866-540-5760
http://www.eproxy.com/nly		Use any touch-tone		Mark, sign and date
Use the internet to vote your	OR	telephone to vote your	OR	your proxy card and
proxy. Have your proxy card in		proxy. Have your proxy		return it in the enclosed
hand when you access the web		card in hand when you		postage-paid envelope.
site.		call.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.